EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces Positive Final Decision by US Forest Service on Butte Highlands Mine Haul Road

Coeur d’Alene, Idaho – October 12, 2015 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that the US Forest Service (“USFS”) has released its Final Decision Notice on the Butte Highlands Mine haul road with a Finding of No Significant Impacts. The decision authorizes material haulage by the Butte Highlands Joint Venture (“BHJV”) on USFS roads over either of two alternative routes and provides a route for mine support vehicles for the proposed underground gold mine.  The USFS Final Decision Notice comes after a mandatory Federal objection period and response process during which objections to the Draft Decision Notice were reviewed.

In announcing his decision, District Ranger David Sabo noted, “Upon thorough review of the Butte Highlands Mine Haul Road Environmental Assessment (“EA”) and Montana Department of Environmental Quality’s (“MDEQ”) Final Environmental Impact Statement (“EIS”) for the Butte Highlands Joint Venture Mine, the effects of allowing BHJV to use either the west or north route is mitigated, allowing me to determine a Finding of No Significant Impacts for either route.”

Kiran Patankar, Timberline’s President and CEO, commented, “After a very lengthy and thorough process by the USFS, we are pleased with the final decision approving the Butte Highlands mine haul road.  This Federal approval represents the last of three major permitting milestones required for development of the Butte Highlands gold mine. Together with the positive Record of Decision on the project EIS and the Final MPDES water discharge permit previously received from the MDEQ, all major permitting requirements have now been met.”

BHJV’s Plan of Operations proposed using the Highland Road (west) alternative for material haulage and the Highland Road (north) / Roosevelt Drive alternative for mine support vehicles.  Initial road upgrade plans have been submitted to the USFS by Timberline’s operating partner, Highland Mining.  BHJV continues to evaluate mine development and processing scenarios at Butte Highlands in order to reduce the anticipated costs of production and improve project economics in the context of the prevailing low gold price environment.

Timberline owns a 50-percent carried-to-production interest in BHJV, which owns the Butte Highlands high-grade underground gold project.  Timberline’s joint venture partner is funding all mine development costs through to commercial production with Timberline's share of those costs to be repaid from proceeds of future mine production.

About Timberline Resources

Timberline Resources Corporation is focused on advancing district-scale gold exploration and development projects in Nevada, including its Talapoosa project in Lyon County where the Company has completed and disclosed a positive preliminary economic assessment.  Timberline also controls the 23 square-mile Eureka project lying on the Battle Mountain-Eureka gold trend.  At Eureka, the Company continues to advance its gold resource at the Lookout Mountain project area, and has recently completed a drill program at the Windfall project area.  Exploration potential occurs within three separate structural trends defined by distinct geochemical gold anomalies.  Timberline also owns the Seven Troughs property in northern Nevada, known to be one of the state’s highest grade, former producers, as well as a 50% carried-to-production interest in the Butte Highlands high-grade underground gold project in Montana.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Mr. Steven Osterberg, Ph.D., P.G., Timberline’s Vice-President of Exploration, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved disclosure of the technical contents of this news release.

The Company’s JV partner at Butte Highlands has decided that it may advance the project into production without first establishing NI 43-101 mineral resources supported by an independent technical report or completing a feasibility study.  A production decision without the benefit of a technical report independently establishing mineral resources or reserves and any feasibility study demonstrating economic and technical viability creates increased uncertainty and heightens economic and technical risks of failure.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the potential re-initiation of mine development, anticipated reduced costs of production, the Company’s joint venture partner funding all future development costs, the Company’s share of future development costs being repaid from proceeds of future mine production, mineral resource estimates, operations at Butte Highlands, and the potential effects on the quality of the human environment.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to its exploration projects, risks related to mining activities, risks related to potential future transactions, risks related to the Company continuing as a going concern, risks related to the ability to finance any payment due at the exercise of the Option, risks related to project development decisions, risks related to mineral resource estimates and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2014.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For Further Information Please Contact:

Kiran Patankar

President and Chief Executive Officer
Tel: 208-664-4859

E-mail: info@timberline-resources.com

Website: www.timberline-resources.com

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